CONFIRMING STATEMENT

This Statement confirms that the undersigned, Mark F. Schar, has authorized and designated Jeanine Corr, Laura Fennell, Jeannette

Laidlaw or Janelle Wolf to execute and file on the undersigned's behalf all Forms ID, 3, 4 and 5 (including any amendment thereto)

that the undersigned may be required to file with the U.S.

Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Intuit Inc.  The authority of Jeanine Corr,Laura Fennell, Jeannette Laidlaw or

Janelle Wolf under this Statement shall continue until the

undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in

securities of Intuit Inc., unless earlier revoked in writing.

The undersigned acknowledges that Jeanine Corr,Laura Fennell,

Jeannette Laidlaw or Janelle Wolf are not assuming any of the undersigned's responsibilities to comply with Section 16 of

the Securities Exchange Act of 1934.

/s/Mark F. Schar

Mark F. Schar

Dated:  March 24, 2005